NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium’s Board approves substantial potash expansion

December 14, 2011 – ALL AMOUNTS ARE STATED IN U.S.$

Calgary, Alberta – Agrium Inc. (TSX and NYSE: AGU) announced today that its Board of Directors has approved a one million tonne brownfield potash capacity expansion at its Vanscoy potash facility in Saskatchewan, Canada.

The expansion is expected to increase annual production capacity by approximately 50 percent, bringing total annual nameplate capacity to three million tonnes. Capital expenditure for the project is expected to be approximately $1,500 per tonne. The majority of the project construction is expected to take place in 2012 and 2013, with completion projected by the second half of 2014.

“Today’s announcement is a great step forward in the execution of Agrium’s strategic objectives, helping to meet an ever growing global demand for potash, while providing significant economic benefits to the people of Saskatchewan,” said Agrium President & CEO Mike Wilson.

“We believe that our brownfield potash expansion will ultimately be much quicker to bring on, and significantly less expensive to develop, than any Greenfield project that is under consideration,” added Mr. Wilson.

The engineering and construction of the expansion will be conducted by a Joint Venture between SNC Lavalin Inc. and PCL Industrial Management Inc.

Agrium is the third largest potash producer in North America. Our Vanscoy mine directly employs over 600 people. In 2010, Agrium produced 1.8 million tonnes of potash with total net sales of $646-million.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (together, “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, statements as to management’s expectations with respect to, among other things; changes in development plans for the potash expansion, capital construction costs, construction progress, and potential delays in building the potash expansion and related infrastructure, availability of equipment and labor, performance of other parties and risks associated with technology. Such forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control, as well as various assumptions and business sensitivities, including those risk factors referred to in the MD&A section of the Corporation’s most recent Annual Report to Shareholders as well as those risk factors described in the Corporation’s most recent Annual Information Form, which may cause actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable Canadian securities legislation or applicable U.S. federal securities law.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Manager, Investor Relations

(403) 225-7437